July 3, 2008

EnerJex Kansas, Inc.

7300 West 110th Street

Seventh Floor

Overland Park, Kansas 66210

EnerJex Resources, Inc.

7300 West 110th Street

Seventh Floor

Overland Park, Kansas 66210

Attn: Steve Cochennet, CEO

Re:      Debenture Redemption and Amendment to Transaction Documents (this “Letter Agreement”)

Dear Mr. Cochennet:

Reference is made to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of April 11, 2007, by and among EnerJex Kansas, Inc. (f/k/a Midwest Energy, Inc.) (“EJK”), EnerJex Resources, Inc. (“Parent” and, together with EJK, the “Company”), DKR Soundshore Oasis Holding Fund Ltd, West Coast Opportunity Fund, LLC, Enable Growth Partners LP, Enable Opportunity Partners LP, Glacier Partners LP and Frey Living Trust (each individually a “Buyer” and, collectively, the “Buyers”) pursuant to which (i) the Company issued a new series of senior secured debentures of the Company (the “Debentures”); (ii) the Buyers purchased the Debentures from the Company in an aggregate amount equal to $9,000,000; (iii) the Company and Buyers entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated as of April 11, 2007; and (iv) the Company and Buyers entered into that certain Pledge and Security Agreement (the “Security Agreement”), dated as of April 11, 2007.

WHEREAS:

A.        The Company wishes to incur new indebtedness (the “New Company Debt”), pursuant to that certain credit agreement dated July 3, 2008 (the “Credit Agreement”), by and among Parent, EJK, DD Energy, Inc., Texas Capital Bank, N.A. and the several banks and financial institutions from time to time parties to the Credit Agreement (the “Banks”) in accordance with the terms of the Credit Agreement set forth on Exhibit A.

B.        The Buyers wish to enter into a Subordination Agreement between the Banks and the Buyers, in the form set forth on Exhibit B (the “Subordination Agreement”).

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C.        Pursuant to the terms and conditions of the Debentures, the Company is restricted from incurring any Indebtedness other than Permitted Indebtedness and therefore requires the written consent of the Buyers in order to incur the New Company Debt.

D.        As consideration for the Buyers’ agreement to consent to the incurrence by the Company of the New Company Debt, the Company desires to redeem those certain Debentures issued on April 11, 2007 (the “April Debentures”), including all accrued and unpaid Interest on such Debentures in the amounts set forth on Schedule 1 hereto.

E.        Following the redemption of the April Debentures, the Buyers will continue to hold those certain Debentures issued by the Company on June 21, 2007 (the “June Debentures”).

F.        The Company desires to raise additional capital through either (i) an equity offering or (ii) the incurrence of additional Indebtedness (any such equity offering or incurrence of additional Indebtedness, an “Offering”) following the redemption of the April Debentures.

G.        The Company and the Buyers agree that all of the proceeds received by the Company from any Offering shall first be applied to redeem the June Debentures.

H.        The Company and the Buyers wish to amend certain Sections of the Securities Purchase Agreement, the June Debentures, and the Registration Rights Agreement as set forth herein.

I.         Section 9(e) of the Securities Purchase Agreement, Section 9 of the Debentures, and Section 10 of the Registration Rights Agreement provide that the respective Transaction Document may be amended by written consent of the Company and holders of at least sixty-five percent of the aggregate number of Registrable Securities issued under the Securities Purchase Agreement, and the undersigned constitute such requisite holders.

NOW THEREFORE, in consideration of the premises and mutual promises herein contained, the Company and the Buyers hereby agree as follows:

1.         Defined Terms. Capitalized terms used in this Letter Agreement which are not defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement, the Debentures, the Security Agreement or the Registration Rights Agreement, as applicable.

2.        Redemption and Consent to New Company Debt. Upon (a) each Buyer’s receipt of notice from the Banks that all of the conditions precedent to the New Company Debt have occurred, (b) each Buyer’s receipt of a fully executed counterpart of this Letter Agreement signed by the Company, and (c) the receipt of a federal funds wire transfer by the Buyers in the amounts set forth on Schedule 1 (in total, the “Payoff Amount”), which amount represents the entire obligations of Principal and accrued but unpaid Interest outstanding under the April Debentures (the time at which all of the conditions in the foregoing clauses (a), (b), and (c) shall first be satisfied is herein referred to as the “Payoff Effective Time”), the Buyers consent to the Company’s redemption of the April Debentures and the incurrence by the Company of the New Company Debt.

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3.        Subordination. The Buyers and the Banks shall enter into the Subordination Agreement which shall be effective as of the Payoff Effective Time.

4.        No Violation. The Buyers hereby agree that the redemption of the April Debentures as described in Section 2 is in compliance with, and shall not constitute a violation of, Section 5 of the Debentures (including the obligation to provide notice by the sixth (6th) Trading Day prior to redemption).

5.        Company Offering. The Company covenants and agrees that any net proceeds from any Offering shall first be applied to fully redeem the obligations of Principal and accrued but unpaid Interest outstanding under the June Debentures. If the net proceeds from any such Offering are not sufficient to fully redeem all obligations of Principal and accrued but unpaid Interest outstanding under the June Debentures, then the Company shall apply all of the net proceeds of the Offering to redeem a pro rata amount of the June Debentures from each holder based on the principal amount of the June Debentures at that time outstanding. For the avoidance of doubt, the parties agree that no provision of this Letter Agreement shall constitute (i) a waiver of Buyers’ rights pursuant to Section 4(o) of the Securities Purchase Agreement or (ii) a consent for the incurrence by the Company of further additional Indebtedness (other than the New Company Debt pursuant to paragraph 2 above).

6.        Amendments to June Debentures. The Company and the Buyers hereby agree that:

a.	Section 8(a) of each of the June Debentures is modified in its entirety to read as follows:

“Rank. All payments due under this Debenture (a) shall rank pari passu with all Other Debentures and (b) except for payments with respect to the Credit Agreement in accordance with the terms of the Subordination Agreement, shall be senior in right of payment to all other Indebtedness of the Company and its Subsidiaries, other than Permitted Indebtedness to the extent secured by Permitted Liens.”

b.	Section 8(g) of each of the June Debentures is modified in its entirety to read as follows:

“Additional Collateral. With respect to any Property acquired after the Initial Closing Date by the Company or any of its Subsidiaries as to which the Holder does not have a perfected Lien, promptly (i) execute and deliver to the Holder or its agent such amendments to the Security Agreement or such other documents as such Holder deems necessary or advisable to grant to the Holder a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Holder, for the benefit of the Secured Parties, a perfected first priority security interest in such Property (subject only to any Permitted Senior Liens), including without limitation, the filing of Mortgages and UCC financing statements in such jurisdictions as may be required by the Security Agreement or by

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law or as may be requested by such Holder; provided that no such Mortgages shall be required on or before the date that is 20 days following the Initial Closing Date.”

c.	New subsections (c), (d) and (e) are added to the definition of “Permitted Indebtedness” in Section 21(s) of each of the June Debentures, as follows:

“(c) indebtedness under the credit agreement dated July 3, 2008 (the “Credit Agreement”), by and among EnerJex Resources, Inc., EnerJex Kansas, Inc., DD Energy, Inc., Texas Capital Bank, N.A. and the several banks and financial institutions (the “Banks”) from time to time parties to the Credit Agreement;

(d) indebtedness under that certain contract entered into between Shell Trading (US) Company and EnerJex Kansas, Inc. referred to as  STUSCO Purchase Contract No.: DEA081800 on March 6, 2008 for a fixed-price swap for 130 barrels of oil per day of our crude oil production for an eighteen month period beginning April 1, 2008 and continuing through September 30, 2009, as may be extended or renewed;

(e) Indebtedness under that certain ISDA Master Agreement with BP Corporation North America Inc. ("BP"), whereby  the Company agreed to an 18-month fixed-price swap with BP beginning on October 1, 2009 for 130  barrels of oil per day at a  floor price of $132.50 per barrel of oil and a cap price of $155.70 per barrel of oil, beginning October 2009 through March 31, 2011, as may be extended or renewed (the contracts identified in this clause (e) and clause (d) above, collectively, the "Permitted Hedge Contracts"); and

(f) reimbursement obligations under the Irrevocable Standby Letter of Credit issued by Cornerstone Bank, on behalf of Enerjex Kansas, Inc., for the benefit of Shell Trading (US) Company in the amount of $2,000,000 (the “Cornerstone LC”).

d.	Section 21(t) of each of the June Debentures shall be modified in its entirety to read as follows:

““Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings (subsections (i)-(iii) collectively, “Permitted Junior Liens”), and (iv) Liens securing the Company’s obligations under the Debentures, (v) Liens securing purchase money debt, Capital

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Lease Obligations or other Indebtedness incurred pursuant to clause (a) of the definition of Permitted Indebtedness, provided that such Liens do not extend and otherwise are not recourse to any assets of the Company or its Subsidiaries other than the interests in property, equipment, entities or other assets acquired with such purchase money debt, Capital Lease Obligations or other Indebtedness, (vi) Liens securing the Credit Agreement and Permitted Hedge Contracts, (vii) Liens in favor of operators, non-operators, vendors, carriers and others, which are incident to the exploration, development, operation and maintenance of oil and gas properties, and (viii) cash collateral deposited with Cornerstone Bank and securing the Cornerstone LC (subsections (iv)-(viii) collectively, “Permitted Senior Liens”).”

e.	Sections 21(hh) and (ii) shall be renumbered Sections 21(ii) and (jj), respectively.
f.	A new Section 21(hh) shall be added to each of the June Debentures, as follows:

““Subordination Agreement” means that certain subordination agreement dated as of July 3, 2008, by and among Texas Capital Bank, N.A., as administrative agent for itself and certain other creditors, DKR Soundshore Oasis Holding Fund Ltd., West Coast Opportunity Fund, LLC, Enable Growth Partners LP, Enable Opportunity Partners LP, Glacier Partners LP, and Frey Living Trust.”

7.        Amendments to Securities Purchase Agreement. The Company and the Buyers hereby agree that Sections 4(q) and 4(r) are deleted in their entirety, and the following is hereby substituted therefor: “[Intentionally Deleted]”.

8.         Amendments to Registration Rights Agreement. The Company and the Buyers hereby agree that:

a.	Recital C. of the Registration Rights Agreement is deleted in its entirety, and the following is hereby substituted therefor: “[Intentionally Deleted]”;
b.	The definition of “Registrable Securities” in Section 1(k) of the Registration Rights Agreement is modified in its entirety to read as follows:

“‘Registrable Securities’ means (i) the Closing Securities, (ii) the Interest Shares issued pursuant to the Debentures, and (iii) any share capital of the Parent issued or issuable with respect to the Closing Securities or the Interest Shares as a result of any share split, share dividend, recapitalization, exchange or similar event or otherwise.”

c.	Section 2(a)(4) of the Registration Rights Agreement is deleted in its entirety, and the following is hereby substituted therefor: “[Intentionally Deleted]”.
d.	The first sentence of Section 2(d) of the Registration Rights Agreement is modified in its entirety to read as follows:

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“If (i) a Registration Statement covering all of the Registrable Securities required to be covered thereby and required to be filed by Parent pursuant to this Agreement is not declared effective by the SEC on or before the respective Effectiveness Deadline (an “Effectiveness Failure”) or (ii) on any day after the Effective Date sales of all of the Registrable Securities required to be included on such Registration Statement cannot be made (other than during an Allowable Grace Period (as defined in Section 3(r)) pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to register a sufficient number of shares of Common Stock) (a “Maintenance Failure”) then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity), Parent shall pay to each holder of Registrable Securities relating to such Registration Statement an amount in cash equal to 1.5% of the aggregate purchase price allocable to such Investor’s Registrable Securities included in such Registration Statement for each thirty day period (pro rated for periods totaling less than thirty days) following such Effectiveness Failure or Maintenance Failure, based on a purchase price of $0.50 per share of Registrable Securities, as adjusted for any stock splits, reverse stock splits, combinations or other similar actions.”

9.         Amendments to Security Agreement. The Company and the Buyers hereby agree that:

a.	Section 3(e) of the Security Agreement shall be modified in its entirety to read as follows:

“Each Debtor shall at all times maintain its books of account and records relating to the Collateral at its principal place of business and its Collateral at the locations set forth on Schedule C and may not relocate such books of account and records or tangible Collateral unless it delivers to the Secured Parties at least 30 days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States) and (ii) evidence that appropriate financing statements under the UCC and other necessary documents have been filed and recorded and other steps have been taken to perfect the Security Interest to create in favor of each of the Secured Parties a valid, perfected and continuing perfected first priority lien in the Collateral (other than Permitted Senior Liens; provided however, each Debtor shall promptly inform the Secured Parties upon learning of any prior lien on such oil and gas interests that would be materially adverse to the interests of the Secured Parties thereon).”

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b.	Section 3(f) of the Security Agreement shall be modified in its entirety to read as follows:

“This Agreement together with such mortgages, deeds of trust, trust deeds, assignment of production and other agreements to be provided pursuant to the Post-Closing Letter Agreement entered into on the Closing Date by and among the Secured Parties and the Debtors, creates, or will create, in favor of the Secured Parties a valid security interest in the Collateral securing the payment and performance of the Obligations and, upon making the filings described in the paragraph (g) set forth immediately below, will create a perfected first priority security interest in such Collateral (other than Permitted Senior Liens).”

c.	The first sentence of Section 3(i) of the Security Agreement shall be modified in its entirety to read as follows:

“After making the filings contemplated by Section 3(f), each Debtor shall at all times maintain the liens and Security Interest provided for hereunder as valid and perfected first priority liens and security interests in the Collateral (subject only to Permitted Senior Liens) as described in Sections 3(e) and (f) of this Agreement in favor of the Secured Parties until this Agreement and the Security Interest hereunder shall be terminated pursuant to Section 11 hereof.”

d.	Section 3(s) of the Security Agreement shall be modified in its entirety to read as follows:

“Each Debtor will not change its name, corporate structure, or identity, or add any new fictitious name unless it provides at least thirty (30) days prior written notice to the Secured Parties of such change and, at the time of such written notification, such Debtor provides any financing statements or fixture filings necessary to perfect and continue perfected the perfected first priority Security Interest granted and evidenced by this Agreement (subject only to Permitted Senior Liens).”

e.	Section 12(b) of the Security Agreement shall be modified in its entirety to read as follows:

“On a continuing basis, each Debtor will make, execute, acknowledge, deliver, file and record, as the case may be, with the proper filing and recording agencies in any jurisdiction, including, without limitation, the jurisdictions indicated on Schedule C attached hereto, all such instruments, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Agent, to perfect the Security Interest granted hereunder and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to the Required Holders the grant or perfection of a perfected first priority

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security interest in all the Collateral under the UCC (other than Permitted Senior Liens).”

10.       Undertaking to File Registration Statements. The Company hereby agrees that it shall:

a.

Prepare and file with the SEC, as soon as reasonably practicable following the timely filing of the Company’s Form 10-K for the fiscal year ended March 31, 2008 (the “Form 10-K”), and in any event no later than ten (10) Business Days after the filing of the Form 10-K (the “New Registration Deadline”), one or more post-effective amendments to the Registration Statements previously filed and the prospectuses used in connection with such Registration Statements, as may be necessary to make such Registration Statements effective under Rule 415 or a Registration Statement on Form S-3 (collectively, the “New Registration Statement”) in order to register all of the Registrable Securities (other than those Registrable Securities whose inclusion in the New Registration Statement have been waived by the holder of such Registrable Securities), and to have such New Registration Statement declared effective by the SEC by the date which is ninety (90) days after the New Registration Deadline (the “New Registration Effectiveness Deadline”); and

b.

Following the effectiveness of the New Registration Statement, file such additional amendments and supplements to the New Registration Statement and the prospectus used in connection with such New Registration Statement as may be necessary to keep each such New Registration Statement effective during the Registration Period, in compliance with the Registration Rights Agreement.

11.       Waiver. The Buyers hereby waive any and all Events of Default previously made known to the Buyers by the Company in writing now existing under the April Debentures and all Transaction Documents to the extent related to the April Debentures.

12.	Conditional Waiver.
a.

The Buyers hereby waive any existing Event of Default previously made known to the Buyers by the Company in writing with respect to any and all violations of or defaults now existing under the Transaction Documents, and agree not to exercise any rights or remedies available as a result of the occurrence thereof, including, but not limited to, the imposition of interest at the Default Rate prior to the date hereof and any and all Registration Delay Payments which may have accrued under the Registration Rights Agreement prior to the date hereof.

b.

Further, the Buyers hereby agree that the failure of the Company to file any amendment or supplement to the Registration Statements and the prospectuses used in connection with such Registration Statements from the date hereof until the earlier of (a) the effectiveness of the New Registration Statement, (b) the New Registration Deadline, if and only if the New Registration Statement is not filed within such period, or (c) the date that is ninety (90) days after the New

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Registration Deadline shall not constitute an Event of Default under the Registration Rights Agreement or under any of the other Transaction Documents.

c.

For the avoidance of doubt, the Company and Buyers hereby agree that the failure by the Company to have the New Registration Statement declared effective by the SEC prior to the New Registration Effectiveness Deadline and maintained effective thereafter, in accordance with the terms of the Registration Rights Agreement, shall be deemed an Effectiveness Failure and/or a Maintenance Failure, as applicable (as defined in the Registration Rights Agreement).

d.

In addition, the Buyers hereby waive any other existing Event of Default under the Transaction Documents that does not, directly or indirectly, have a material negative impact on the Buyers’ security interest in the collateral or other properties of the Company in which it has a security interest or have a material negative impact in the Buyers’ priority of payment under the Debentures.

e.

The Company hereby represents and warrants to the Buyers that it has no knowledge of any other material Defaults or Events of Default under the Transaction Documents, other than those previously disclosed to the Buyers in writing.

f.

The waivers granted by the Buyers in favor of the Company that are contained in this Agreement shall be null and void should (i) any Buyer ever be required to repay or disgorge any portion of the Payoff Amount, or (ii) in the event the Company has breached its representation in Section 12(e).

13.       Undertaking with Respect to Security Agreement. The Company hereby agrees to promptly take all actions necessary or advisable to grant to Buyers a security interest in such property of the Company in which Buyers do not currently have a perfected security interest (including, without limitation, the property known as the DD Energy Project, the Thoren Project and the Tri-County Project).

14.       Termination of Liens Upon Repayment of Debentures. Notwithstanding anything to the contrary in any Transaction Document, upon payment in full of the Debentures and all interest and expenses due thereunder, each Buyer shall, at the request and expense of the Company, terminate all liens on the assets of the Company and shall cooperate in executing any termination statement or similar statement with respect to any financing statement, mortgage, deed of trust or other security instrument existing pursuant thereto.

15.       Governing Law. This Letter Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Letter Agreement and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

16.       Expenses. The Company shall reimburse West Coast Opportunity Fund, LLC, as representative for the Buyers (the “Representative”), for all reasonable expenses incurred by the

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Representative related to the preparation and execution of this Letter Agreement and the other transactions contemplated hereby, including, without limitation, for reasonable legal expenses (the “Expenses”). The Expenses shall be accountable and be payable simultaneously with the execution of this Letter Agreement. Other than the Company’s responsibility to pay the Representative’s Expenses, each party hereto shall pay the fees and expenses of such party’s advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, and shall hold the other parties hereto harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for such fees and expenses.

17.       Amendment. It is the intention of the parties that this Letter Agreement modifies and amends the Transaction Documents to the extent set forth herein.

18.       No Waiver. The execution of this Letter Agreement is not, and shall not be deemed to constitute, a waiver, cure, or forbearance of any default arising prior or subsequent to the date of this Letter Agreement, nor shall it constitute a reinstatement of the terms described in the Transaction Documents, except as set forth herein. The Company agrees that no delay on the part of any of the Buyers in exercising any power or right shall operate as a waiver of any such power or right or preclude the further exercise of any other power or right. Any remedies contained herein are cumulative and not exclusive of any remedies provided by law. Notice to or demand in circumstances under which the terms of this Letter Agreement do not require such notice or demand shall not entitle the Company to further notice or demand nor constitute a waiver of the rights of the Buyers to take any other or further action without notice or demand.

19.       Continuing Validity of Transaction Documents. Except as expressly provided for in this Letter Agreement, the other Transaction Documents and all other documents executed in connection therewith shall continue unchanged in full force and effect, in accordance with their respective terms, and the parties hereby expressly confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to the other Transaction Documents.

20.       Transaction Document. This Letter Agreement shall be deemed and constitute a “Transaction Document” under the Securities Purchase Agreement.

21.       Recitals. The recitals set forth above are true and correct and are hereby incorporated into this Letter Agreement as if set forth at length herein.

22.       Counterparts. This Letter Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

23.       Headings. The headings of this Letter Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Letter Agreement.

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24.       Severability. If any provision of this Letter Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Letter Agreement in that jurisdiction or the validity or enforceability of any provision of this Letter Agreement in any other jurisdiction.

25.       Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the terms of this Letter Agreement and the consummation of the transactions contemplated hereby.

26.       Notices. Copies of notices to the Company pursuant to each Transaction Document shall be sent to Husch Blackwell Sanders LLP, 4801 Main Street, Suite 1000, Kansas City, Missouri 64112, Telephone: 816-983-8146, Facsimile: 816-983-8080, E-mail: jeff.haughey@huschblackwell.com, Attention: Jeffrey T. Haughey, rather than the Stoecklein Law Group.

Kindly confirm your agreement with the foregoing by signing the copy of this letter where indicated below.

[Signature Pages Follow]

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            IN WITNESS WHEREOF, the parties hereto have executed or caused this Letter Agreement to be duly executed by an authorized officer as of the date first above written.

Very Truly Yours,

DKR SOUNDSHORE OASIS HOLDING FUND LTD. By: /s/Bradford L. Caswell Name: Bradford L. Caswell Title: Authorized Signatory
WEST COAST OPPORTUNITY FUND, LLC By: /s/ Atticus Lowe Name: Atticus Lowe Title: Chief Investment Officer
ENABLE GROWTH PARTNERS LP By: /s/ Brendan O’Neil Name: Brendan O’Neil, CFA Title: Principal and Portfolio Manager
ENABLE OPPORTUNITY PARTNERS LP By: /s/ Brendan O’Neil Name: Brendan O’Neil, CFA Title: Principal and Portfolio Manager
GLACIER PARTNERS By: /s/ Peter Costellanos Name: Peter Costellanos Title: Managing Partner
FREY LIVING TRUST By: /s/ Philip Frey Jr. Name: Philip Frey Jr. Title: Trustee

[Additional Signature Page Follows]

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Agreed to and Accepted by: COMPANY: ENERJEX KANSAS, INC. By: /s/ Steve Cochennet Name: Steve Cochennet Title: CEO/President
PARENT: ENERJEX RESOURCES, INC. By: /s/ Steve Cochennet Name: Steve Cochennet Title: CEO/President

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